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EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

Hecla Mining Company

Coeur D’Alene, Idaho

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our reports dated February 23, 2016, relating to the consolidated financial statements and the effectiveness of Hecla Mining Company’s internal control over financial reporting appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.

/s/ BDO USA, LLP

Spokane, Washington

February 25, 2016

BDO USA, LLP, a Delaware limited liability partnership, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.